UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): July 18, 2008
TERREMARK WORLDWIDE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12475	84-0873124

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Biscayne Tower
2 South Biscayne Boulevard, Suite 2900
Miami, Florida 33131

(Address of Principal Executive Office)
Registrant’s telephone number, including area code (305) 856-3200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.
     The disclosure set forth in Item 5.02 to this Current Report on Form 8-K is incorporated by reference in this Item 1.01.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Upon approval by the Compensation Committee of the Board of Directors of Terremark Worldwide, Inc., a Delaware corporation (the “Company”), the Company entered into a three-year employment agreement (the “Agreement”), dated July 18, 2008, with Jamie Dos Santos, who is the Chief Executive Officer of the Company’s wholly-owned subsidiary, Terremark Federal Group, Inc. Effective July 18, 2008, the Agreement provides for an initial three-year employment term, automatically renewing for successive one-year terms unless either party delivers written notice of its intention not to renew. Under the Agreement, Mrs. Dos Santos will receive an initial annual base salary of $250,000, subject to increase, and certain payments made pursuant to sales commission arrangements she has in effect with the Company. Pursuant to the Agreement, Mrs. Dos Santos is prohibited from competing with the Company during the one-year period immediately following the termination of her employment, unless the Company terminates such employment without cause or Mrs. Dos Santos terminates her employment for “good reason”, as defined in the Agreement. If the Company terminates Mrs. Dos Santos’ employment without cause, or if Mrs. Dos Santos terminates her employment for good reason, then she is entitled to receive an amount equal to two times 140% of her annual base salary as in effect immediately prior to the termination date. Additionally, she would be entitled to payment of all benefits accrued through the date of termination and the continuation of certain other benefits for a one-year period commencing immediately following termination.
     The foregoing description of the Agreement is only a summary and is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description

10.1	Employment Agreement with Jamie Dos Santos

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERREMARK WORLDWIDE, INC.
Date: July 21, 2008	By:	/s/ Jose A. Segrera
Jose A. Segrera
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Employment Agreement with Jamie Dos Santos

4